EXHIBIT 99.1

Blueprint Medicines Reports Third Quarter 2024 Results and Raises AYVAKIT®/AYVAKYT® (avapritinib) Full Year Revenue Guidance

-- Achieved $128.2 million in AYVAKIT net product revenues in the third quarter 2024 --

-- Raising AYVAKIT net product revenue guidance to $475 million to $480 million for 2024 --

-- On track to initiate the registration-enabling HARBOR Part 2 study of elenestinib in ISM by year end --

CAMBRIDGE, Mass., October 30, 2024 – Blueprint Medicines Corporation (Nasdaq: BPMC) today reported financial results, provided a business update for the third quarter ended Sept 30, 2024, and provided updated financial guidance.

“With another strong quarter of AYVAKIT revenue performance, our year-to-date results provide the foundation to drive significant growth and long-term shareholder value creation in 2025 and beyond. AYVAKIT’s sales momentum has given us the confidence to raise our revenue expectations again this year, estimating that we will end the year between $475 million and $480 million dollars. Ending our first full year of launch at nearly half a billion dollars in revenue positions AYVAKIT to be one of the most successful rare disease launches to-date,” said Kate Haviland, Chief Executive Officer of Blueprint Medicines. “AYVAKIT has demonstrated tangible benefits to patients globally, with long-term data further reinforcing the clinically meaningful benefits and well-tolerated profile of a disease-modifying treatment. AYVAKIT’s strong revenue ramp coupled with disciplined investment in our most compelling product opportunities, places Blueprint Medicines in a position to realize the significant decline in cash burn this year, while maintaining our focus on long-term growth and value creation.”

Third Quarter 2024 Highlights and Recent Progress

Mast cell disorders

●	Achieved AYVAKIT net product revenues of $128.2 million for third quarter of 2024, including $113.1 million in the US and $15.1 million ex-US, representing 136 percent growth year-over-year.
●	Advanced the Phase 1 single ascending dose/multiple ascending dose healthy volunteer study of BLU-808, a highly selective and potent investigational oral wild-type KIT inhibitor, with best-in-class potential for chronic urticaria and other mast cell disorders. Data from the healthy volunteer study, including safety, pharmacokinetic and pharmacodynamic markers, are anticipated in early 2025.
●	Presented data at the American College of Allergy, Asthma and Immunology (ACAAI) conference demonstrating the efficacy of AYVAKIT in patients with moderate and severe indolent SM (ISM) at baseline, and showing the significant disease burden of SM, highlighting the urgency to diagnose and treat. Read the presentations here.
●	Hosting scientific seminar on mast cell franchise development with leading allergy and asthma expert Dr. Paul O’Byrne on Thursday, November 14, 2024.

2024 Financial Guidance

Blueprint Medicines now anticipates approximately $475 million to $480 million in global AYVAKIT net product revenues in 2024, an increase from the previous range of $435 million to $450 million. This updated guidance is based on continued growth in patients on therapy, continued favorability in compliance and other performance factors, and stronger than expected performance outside of the U.S. The company continues to expect that full-year operating expenses and cash burn will decline in 2024 as compared to 2023, and that its existing cash, cash equivalents and investments, together with anticipated product revenues, will enable the company to maintain a durable capital position to achieve a self-sustainable financial profile.

Key Upcoming Milestones

The company plans to achieve the following remaining milestones by the end of 2024:

Mast cell disorders

●	Initiate registration-enabling Part 2 of the HARBOR trial of elenestinib in ISM by the end of this year.

Cell cycle inhibition

●	Continue strategic business development discussions.
●	Complete Phase 1 combination dose escalation for BLU-222 by end of year to inform registration plans.

Third Quarter 2024 Results

●	Revenues: Revenues were $128.2 million for the third quarter of 2024 generated from the net product sales of AYVAKIT/AYVAKYT. Revenues were $56.6 million in the third quarter of 2023, including $54.2 million of net product revenues from sales of AYVAKIT/AYVAKYT and $2.4 million in collaboration, license and other revenues.
●	Cost of Sales: Cost of sales was $1.9 million for the third quarter of 2024, as compared to $2.8 million for the third quarter of 2023. The decrease was primarily due to lower sales to our collaboration partner in greater China.
●	R&D Expenses: Research and development expenses were $85.3 million for the third quarter of 2024, as compared to $110.3 million for the third quarter of 2023. This decrease was primarily due to operational efficiency across our portfolio as we execute across our top priority programs and the timing of manufacturing of clinical trial materials. Research and development expenses included $12.6 million in stock-based compensation expenses for the third quarter of 2024.
●	SG&A Expenses: Selling, general and administrative expenses were $89.9 million for the third quarter of 2024, as compared to $70.7 million for the third quarter of 2023. This increase was primarily due to an increase in activities supporting the commercialization of AYVAKIT/AYVAKYT. Selling, general, and administrative expenses included $15.7 million in stock-based compensation expenses for the third quarter of 2024.
●	Net Loss: Net loss was $56.3 million for the third quarter of 2024, as compared to a net loss of $133.7 million for the third quarter of 2023.
●	Cash Position: As of September 30, 2024, cash, cash equivalents and investments were $882.4 million, as compared to $767.2 million as of December 31, 2023. Blueprint Medicine’s cash and investments provide a durable capital position which, together with anticipated product revenues, the company believes will enable it to reach a self-sustainable financial profile.

Conference Call Information

Blueprint Medicines will host a live conference call and webcast at 8:00 a.m. ET today to discuss third quarter 2024 financial results and recent business activities. The conference call may be accessed by dialing 833-470-1428 (domestic) or 404-975-4839 (international) and referring conference ID 387547. A webcast of the call will also be available under "Events and Presentations" in the Investors & Media section of the Blueprint Medicines website at http://ir.blueprintmedicines.com/. The archived webcast will be available on Blueprint Medicines' website approximately two hours after the conference call and will be available for 30 days following the call.

Upcoming Investor Conferences

Blueprint Medicines will participate in three upcoming investor conferences:

●	Guggenheim Inaugural Healthcare Innovation Conference on Tuesday, November 12, 2024 at 3:30 p.m. ET.
●	Stifel 2024 Healthcare Conference on Monday, November 18, 2024 at 10:20 a.m. ET.

●	Jeffries London Healthcare Conference on Thursday, November 21, 2024 at 12:00 p.m. GMT.

Scientific Webinar Series

●	The second in our scientific seminar series, focused on mast cell diseases, to be held on Thursday, November 14, 2024 at 10:00 a.m. ET.

A live webcast of the above presentations and any related slides will be available under "Events and Presentations" in the Investors & Media section of the Blueprint Medicines website at http://ir.blueprintmedicines.com. A replay of the webcasts will be archived on the Blueprint Medicines website following the events.

About Blueprint Medicines

Blueprint Medicines is a global, fully integrated biopharmaceutical company that invents life-changing medicines. We seek to alleviate human suffering by solving important medical problems in two core focus areas: allergy/inflammation and oncology/hematology. Our approach begins by targeting the root causes of disease, using deep scientific knowledge in our core focus areas and drug discovery expertise across multiple therapeutic modalities. We have a track record of success with two approved medicines, including AYVAKIT®/AYVAKYT® (avapritinib) which we are bringing to patients with systemic mastocytosis (SM) in the U.S. and Europe. Leveraging our established research, development, and commercial capability and infrastructure, we now aim to significantly scale our impact by advancing a broad pipeline of programs ranging from early science to advanced clinical trials in mast cell diseases including SM and chronic urticaria, breast cancer and other solid tumors. For more information, visit www.BlueprintMedicines.com and follow us on X (formerly Twitter; @BlueprintMeds) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans, strategies, timelines and expectations for Blueprint Medicines’ operations, including its expectations regarding growth and net product revenue in 2024; statements regarding its current or future approved drugs and drug candidates and operations, including plans to initiate registration-enabling Part 2 of the HARBOR trial of elenestinib in ISM in 2024, complete Phase 1 combination dose escalation for BLU-222 to inform registration plans and continue strategic business development discussions by the end of 2024, and present healthy volunteer data from its Phase 1 trial for BLU-808 in early 2025; expectations related to the markets for current or future approved drugs and drug candidates, including expectations regarding the size or scale of patient opportunities that future approved drugs and drug candidates could address; the potential benefits of any of its current or future approved drugs or drug candidates in treating patients; statements related to liquidity and capital position, including expectations that its cash, cash equivalents and investments will provide a durable capital position which, together with anticipated product revenues, will enable Blueprint Medicines to reach a self-sustainable financial profile; and its financial performance, strategy, goals and anticipated milestones, business plans and focus, including expectations regarding its revenue ramp and continued decline in operating expenses and cash burn. The words "aim," "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "project," "potential," "continue," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: the risk that the marketing and sale of AYVAKIT/AYVAKYT or any future approved drugs may be unsuccessful or less successful than anticipated, or that AYVAKIT/AYVAKYT may not gain market acceptance by physicians, patients, third-party payors and others in the medical community; the risk that the market opportunities for AYVAKIT/AYVAKYT or Blueprint Medicines’ drug candidates are smaller than we estimate or that any approval we obtain may be based on a narrower definition of the patient population that we anticipate; the risk of delay of any current or planned clinical trials or the development of Blueprint Medicines’ current or future drug candidates; risks related to Blueprint Medicines' ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; preclinical and clinical results for Blueprint Medicines' drug candidates may not support further development of such drug candidates either as monotherapies or in combination with other agents or may impact the anticipated timing of data or regulatory submissions; the timing of the initiation of clinical trials and trial cohorts at clinical trial sites and patient enrollment rates may be delayed or slower than anticipated; actions of regulatory agencies may affect its approved drugs or its current or future drug candidates, including affecting the initiation, timing and progress of clinical trials; risks related to Blueprint Medicines' ability to obtain, maintain and enforce patent and other intellectual property protection for its products and current or future drug candidates it is developing; the success of Blueprint Medicines' current and future collaborations, financing arrangements, partnerships or licensing and other arrangements; risks related to its liquidity and financial position, including the risk that Blueprint Medicines may be unable to generate sufficient future product revenues to achieve and maintain a self-sustainable financial profile; and the accuracy of its estimates of revenues, expenses and capital requirements. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in Blueprint Medicines' filings with the Securities and Exchange Commission (SEC), including Blueprint Medicines' most recent Annual Report on Form 10-K, as supplemented by its most recent Quarterly Report on Form 10-Q and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines' views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Trademarks

Blueprint Medicines, AYVAKIT, AYVAKYT and associated logos are trademarks of Blueprint Medicines Corporation.

Blueprint Medicines Corporation

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2024	2023
Cash, cash equivalents and investments	$882,353	$767,171
Working capital (1)	597,187	593,470
Total assets	1,199,649	1,049,250
Deferred revenue (2)	12,034	5,604
Liability related to the sale of future royalties and revenues (2)	261,207	441,625
Term loan (2)	386,569	238,813
Total liabilities	886,501	918,641
Total stockholders’ equity	313,148	130,609

(1)   Blueprint Medicines defines working capital as current assets less current liabilities.

(2)	Includes both current and long-term portions of the balance.

Blueprint Medicines Corporation

Condensed Consolidated Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues:
Product revenue, net	$128,184	$54,228	$334,825	$133,173
Collaboration, license and other revenue	—	2,338	27,633	44,250
Total revenues	128,184	56,566	362,458	177,423
Cost and operating expenses:
Cost of sales	1,932	2,782	12,716	8,280
Collaboration loss sharing	—	1,771	—	4,301
Research and development	85,300	110,252	257,761	330,184
Selling, general and administrative	89,926	70,741	262,822	215,826
Total cost and operating expenses	177,158	185,546	533,299	558,591
Other income (expense):
Interest expense, net	(7,616)	(3,808)	(20,376)	(13,624)
Other income (expense), net	587	(728)	962	(369)
Debt extinguishment gain	—	—	173,676	—
Total other income (expense), net	(7,029)	(4,536)	154,262	(13,993)
Loss before income taxes	(56,003)	(133,516)	(16,579)	(395,161)
Income tax expense	273	197	554	907
Net Loss	$(56,276)	$(133,713)	$(17,133)	$(396,068)
Net Loss per share — basic and diluted	$(0.89)	$(2.20)	$(0.27)	$(6.55)
Weighted-average number of common shares used in net loss per share —basic and diluted	63,381	60,688	62,608	60,445

Media Contact

Andrew Law

617-844-8205

media@blueprintmedicines.com

Investor Contact

Jenna Cohen

857-209-3147

ir@blueprintmedicines.com